                                                                      Exhibit 11

                   COMPUTATION OF NET LOSS PER COMMON SHARE
                                  (unaudited)

                               MGI PHARMA, INC.


The following information is required in computations of primary and fully diluted loss per common share for each period:



                           Three Months Ended         Six Months Ended
                                June 30,                   June 30,
                        ------------------------   ------------------------
                            1995        1994          1995         1994
                        -----------  -----------   -----------  -----------

LOSS:
  Net loss              $(1,553,201) $  (937,430)  $(2,820,370) $(3,681,216)


COMMON SHARES:
  Adjusted weighted
    shares
    outstanding (a)      12,600,159   11,691,818    12,277,368   11,651,778


LOSS PER COMMON SHARE:
  Net loss              $     (0.12) $     (0.08)  $     (0.23) $     (0.32)



(a) Net loss per common share shown on the face of the statements of operations is the equivalent of a simple capital structure presentation since it excludes common stock equivalents as their effect is antidilutive. There are no pro forma fully diluted share outstanding adjustments, so primary and fully diluted share amounts are identical.